Exhibit 10.2

Rolle, June 8, 2020

Mr. Peter Bracke

ADDENDUM TO THE EMPLOYMENT AGREEMENT

All other provisions of the initial Employment Agreement and subsequent addenda shall be unaffected

Between:	Garrett Motion Sàrl (the “Employer”)
and:	Mr. Peter Bracke (“the “Employee”)
Job Title:	Chief Transformation Officer
Salary:	CHF 400’000.- gross salary per year as reference salary, paid in thirteen installments
Annual Incentive Compensation

Subject to the eligibility requirements and the rules set out in Annual Incentive Compensation “ICP” in place from time to time, you are eligible to participate in “ICP” program, which shall provide you, on an annual basis, with an annual target bonus award opportunity equal to 50% of your annual basic salary.

Based on the rules of such annual individual bonus program in place from time to time, you may receive an annual bonus payment (or where applicable, pro-rated bonus payment), which shall be made in relation to the relevant calendar year on or around the March payroll date of the subsequent calendar year.  For the avoidance of doubt, any payment made to you under the Group’s individual annual bonus program for any given calendar year, will be made subject at all time to you being in active employment (and therefore not under notice of termination of employment, regardless of whether served by you or by the Company) as at the relevant due payment date.

The Company may amend or withdraw the annual individual bonus program at any time.  Your participation in such annual individual bonus program does not guarantee the payment of any annual bonus to you and payment under such scheme, together with scale of any such payment, shall remain entirely at the discretion of the Company.  Any annual bonus payment to you shall be purely discretionary and shall not form part of your contractual remuneration under this Agreement and shall not be pensionable.  Payment of a bonus to you by the Company in any given bonus year (i.e. the relevant calendar year) shall not confer any right or entitlement for you to receive a bonus payment in any other bonus year even if a bonus has been paid under the bonus program over several consecutive years.

Effective Date:	01.07.2020

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This addendum cancels the agreement dated September 3, 2019.  All other provisions of the initial Employment Agreement and subsequent addenda shall be unaffected.

To accept this offer please print, sign and date the original offer letter, and return within five (5) calendar days of receipt.

I would like to thank you for your continued contribution to Garrett and I wish you all all the best in your new role of Chief Transformation Officer.

Yours sincerely,

/s/ Olivier Rabiller

Oliver Rabiller

Chief Executive Officer

Read and Accepted:

/s/ Peter Bracke08-06-2020

Mr. Peter BrackeDate

2

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